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EXHIBIT 5.1
EXHIBIT 23.1
July 28, 1998


Board of Directors
Hauser, Inc.
5555 Airport Boulevard
Boulder, CO  80301


Re:     Amendment No. 2 to Registration Statement on Form S-8


Ladies and Gentlemen:
We are counsel for Hauser, Inc., a Colorado corporation (the "Company"), in connection with an amendment to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. The Registration Statement covers a proposed offering of an additional 500,000 shares of the Company's Common Stock to be issued pursuant to the Hauser, Inc. 1987 Non-Qualified Stock Option Plan. A registration statement on Form S-8 (Registration Statement No. 33-42425) and an Amendment No. 1 were previously filed and are currently in effect with respect to 718,720 shares to be issued under the Plan.

In connection with our representation of the Company, we are of the opinion that:

1. The Company has been duly incorporated under the Colorado
Corporations Act, and is validly existing as a corporation in good standing under the laws of that state.

2. The 500,000 additional shares of common stock proposed to be sold pursuant to this offering will, upon the purchase, receipt of full payment, issuance and delivery of such shares in accordance with the terms of the offering described in such amendment to the Registration Statement, be duly validly authorized, legally issued, fully paid and non-assessable.

3. We consent to the use of this opinion as an exhibit to Amendment No. 2 to the Registration Statement.

Sincerely,
/s/Laurie P. Glasscock, Esq.

c:     Mr. David I. Rosenthal, Hauser, Inc.
       Mr. Mark Iwan, Arthur Andersen, LLP
       NASDAQ